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                                                                    EXHIBIT 21.1

             Subsidiaries of the Registrant as of December 31, 2000

Multex.com International, Inc.                  Delaware

Market Guide Inc.                               New York

BuzzCompany.com Inc.                            Delaware

Multex A Acquisition Corp. (Sage Online)        Delaware

Multex Earnings U.K., Ltd.                      United Kingdom

Milvia, Ltd.                                    United Kingdom

Multex Holdings, Ltd.                           United Kingdom

Multex.com Cayman L.P.                          Cayman Islands